EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-101627 on Form S-8 of our report relating to the financial statements of Center Financial Corporation dated March 30, 2005, November 18, 2005, as to the effects of the restatement described in Note 24 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 24), and our report on internal control over financial reporting dated March 30, 2005 (November 18, 2005 as to the effects of a material weakness) (which report expresses an unqualified opinion on management’s assessment on the effectiveness of internal control over financial reporting and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K/A of Center Financial Corporation for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

November 18, 2005